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                                                                    EXHIBIT 10.6

                        [Letterhead of Ask Jeeves, Inc.]

April 30, 2004

PERSONAL AND CONFIDENTIAL

Jonas Steinman

c/o Interactive Search Holdings, Inc.
One Bridge Street, Suite 42
Irvington, NY 10533
(914) 921-2000

Dear Jonas:

      We are pleased in this amended and restated letter agreement (the "Agreement") to confirm the terms of your employment with Ask Jeeves, Inc. (the "Company"), which shall commence and be effective from and after the second business day following the Closing of the transaction contemplated by Agreement and Plan of Reorganization dated March 3, 2004 between the Company and Interactive Search Holdings, Inc. et al. (such second business day following the Closing, the "Effective Date"). You will remain an employee of Interactive Search Holdings, Inc. (or its successors) until such Effective Date.

1. TITLE: Your position with the Company from and after the Effective Date will be as a member of the senior executive team with duties to be assigned by the Chief Executive Officer and you will report to the Chief Executive Officer. Upon the Effective Date, the Company agrees to provide you with an Indemnity Agreement (in the form filed with the Company 10Q on August 5, 2003) for your execution. You agree to file a Form 3 (Initial Statement of Beneficial Ownership of Securities) with the Securities and Exchange Commission on the second business day following the Closing.

2. SALARY: Your annual base salary will be $250,000 ("Base Salary"), payable in semi-monthly installments and subject to normal deductions and withholdings.

3. INCENTIVE BONUS: You will be eligible to participate in the Ask Jeeves Performance Bonus Plan. You would also be eligible for a cash bonus with a target of 40% of base salary and a maximum of 80% of base salary. Although the decisions to award a bonus under this Plan, and the amount of such bonus, are made in the sole discretion of the Company based on Company and individual performance, your manager will work with you to determine the key milestones that will be considered in connection with these decisions. Bonuses are targeted to be paid out on a pro-rated quarterly basis. Additional information on the Bonus Plan will be provided to you within your first thirty (30) days of employment. Ask Jeeves reserves the right to change any provisions under the Bonus Plan at any time due to changes in business conditions.

4.    STOCK OPTIONS:

      You will receive a grant of 25,000 options to purchase Ask Jeeves common stock, subject to Board of Director approval. If granted, such options will be evidenced and subject to the terms of a stock option agreement and subject to the stock option plan under which the options are granted. Your new hire options shall have a maximum term of ten (10) years and vest 1/12 of the full amount at the completion of each month of service

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      following the grant date. The strike price for the option grant will be the closing price on your first day of work.

5. OFFICE: Your primary office will be based at the Company's facilities in Irvington, NY. Regardless of your primary location, from time to time you may be required to work at other locations as specified by the Company.

6. BENEFITS: As a regular full-time employee, Ask Jeeves provides you a comprehensive compensation and benefits package. If you choose to participate in the Ask Jeeves health benefit program, the benefits become effective on your hire date. Information detailing these items will be provided to you at the new hire orientation and you will be eligible to participate in the employee benefit plans subject to the terms and conditions of the various plans.

7. CONFIDENTIAL MATERIAL: You will be required to sign the attached Confidential Information and Inventions Assignment Agreement, attached hereto.

8. EXCLUSIVITY: You will serve the Company well and faithfully and use your best efforts to promote its interests. You agree that while you are employed for the Company, you will not (without the Company's prior written consent) directly or indirectly compete with the Company, or, directly or indirectly, own, manage or control, or participate in the ownership, management, or control of any corporation, partnership, proprietorship, firm, association or other business entity which competes with the Company. This paragraph prohibits actual competition with the Company and/or providing services to a competitor of the Company in any position or consulting arrangement in which your duties relate in any way to business activities in competition with the Company. Notwithstanding the foregoing, you may serve on the board of directors, advisory boards of other companies and industry trade groups, subject to Board of Directors approval, such approval not to be unreasonably withheld.

9. TERM: At all times your employment with the Company is at-will. This means that the Company can terminate you at any time and for any reason. However, if you are terminated, you may be provided benefits consistent with this Agreement.

10.   DEFINITIONS:

      a. Disability: "Disability" shall for purposes of this Agreement mean a physical or mental condition which renders you unable to perform the essential functions of your position, even with reasonable accommodation which does not impose an undue hardship on the Company. The Company reserves the right, in good faith and to the extent consistent with federal and state law, to make the determination of disability under this Agreement based on information supplied by you and/or your medical personnel, as well as information from medical personnel selected by the Company or its insurers.

      b. Cause: "Cause" shall for purposes of this Agreement include, but is in no way limited to: willful misconduct; gross negligence; theft, fraud or other illegal or dishonest conduct; refusal or unwillingness to perform your duties; sexual or other forms of unlawful harassment; violation of any fiduciary duty; violation of any duty of loyalty; any act or omission that has a material and adverse effect on the Company; and breach of any material term of this Agreement, the Non-Competition Agreement, or the Confidential Information and Inventions Assignment Agreement.

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      c.    Good Reason: "Good Reason" shall for purposes of this Agreement mean
            (i) a reduction in your base salary (other than as part of a broad salary reduction program instituted because the Company is in financial distress), (ii) a material reduction or diminution of your duties, responsibilities, or authority due to an act of the Company,
            (iii) the Company requiring you to be based in an office or location that is greater than thirty-five (35) miles from Irvington, NY, or
            (iv) the Company's material breach of a material term of this Agreement; provided that the Company (A) first be given reasonable written notification by you of such alleged events, activities or omissions, and (B) a reasonable opportunity (of not less than thirty
            (30) days) to cure such events, activities or omissions if curable. By way of clarification but not limitation, it is agreed and acknowledged "Good Reason" will not include a change in your job title and responsibilities to that of another senior, executive officer position of the Company unless one of the circumstances in clauses (i), (ii), (iii) or (iv) above also occur.

11.   OBLIGATIONS OF THE COMPANY UPON TERMINATION:

      a. Termination Without Cause Or For Good Reason: If the Company terminates this Agreement and your employment without Cause, and you sign a standard form of release of claims, the Company shall continue to pay you your base salary (subject to normal deductions and withholdings) for six (6) months following the date of your termination, payable over six months. Payment of such severance shall be in lieu of any other severance arrangement or plan of the Company or its affiliates and in lieu of any other payments, benefits, incentive compensation or other consideration, provided, however, that you may receive benefits otherwise due terminated employees consistent with the terms contained in the Company's published policies or plans with respect to the 401(k) Plan, group insurance coverage and employee stock options.

      b. Termination For Cause or Death or Disability: Should this Agreement and your employment terminate by the occurrence of any event other than as a result of the Company exercising its right to do so without Cause (including Death or Disability) or you exercising your rights to do so for Good Reason, then all salary, benefits and rights under this Agreement shall cease upon such termination. Nothing contained in this Agreement shall prevent your receipt of benefits otherwise due terminated employees consistent with the terms contained in the Company's published policies or plans with respect to profit sharing, group insurance coverage, and employee stock options.

12. STATEMENTS. You agree that you will not make any public statement concerning the Company, any of its affiliates or subsidiaries, or your employment unless previously approved by the Company, except as may be required by law.

13. INTEGRATION: This Agreement is intended to set forth the entire agreement regarding your employment by the Company and cannot be changed or terminated orally. This Agreement supersedes all prior negotiations or agreements, whether oral or written, regarding the terms and conditions of your employment by the Company (including but in no way limited to compensation, duration, termination and benefits). This is a fully integrated agreement. Notwithstanding the foregoing, nothing in this Agreement alters any obligations you have pursuant to the Non-Competition Agreement between you and the Company.

14. SEVERABILITY: If any provision of this Agreement is held to be unenforceable for any reason, it shall not affect the enforceability of any other provision of this Agreement.

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      The parties agree that there is separate consideration for each provision of this Agreement and that all of the provisions of this Agreement are severable.

15. SUCCESSORS AND ASSIGNS: This agreement is personal to you and shall not, without the prior written consent of the Company, be assignable by you. This Agreement, however, shall inure to the benefit of and be binding upon the Company and its successors and assigns in all respects, and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes and to the fullest extent permitted at law. As used herein, the terms "successor" and "assignee" shall include any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise.

16. ARBITRATION: Any controversy, claim or dispute between yourself, on the one hand, and the Company and its officers, directors, employees and/or agents, on the other hand, in any way arising out of, relating in any way to, or connected with this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of, relating in any way to, or connected with your employment or termination of the same (including, but in no way limited to, claims of discrimination or sexual or other forms of harassment) except for disputes relating to or arising out of the obligations set forth in your Confidential Information and Invention Assignment Agreement, shall be resolved through final and binding arbitration before a single arbitrator, in New York, New York pursuant to the applicable rules of the American Arbitration Association; provided, however, that if the American Arbitration Association for any reason does not administer the arbitration consistent with the terms of this agreement, then the arbitration shall be conducted pursuant to the Federal Arbitration Act, 9 U.S.C.Sections 1 et seq.. The Company will pay for all costs unique to arbitration. By executing this letter you are agreeing to waive your right to file a lawsuit in court and to have a jury trial and agree to arbitration. Notwithstanding anything in this Section 16 to the contrary, either party may seek provisional relief, including but not limited to, temporary restraining orders and preliminary injunctions, from a court of competent jurisdiction in aid of arbitration, to prevent any arbitration award from being rendered ineffectual. Seeking any such relief shall not be deemed a waiver of either party's right to compel arbitration. The Supreme Court of the State of New York, New York County shall have jurisdiction over any action for provisional injunctive relief between the parties.

17. APPLICABLE LAW: The rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of New York without regard to principles of conflict of laws.

18. CONDITIONS PRECEDENT: This Agreement and any employment with Ask Jeeves pursuant to this Agreement, is contingent upon the following:

      a. Your signing and return of this Agreement.

      b. Your signing and return of the Personal Information form, Conditions of Employment and Emergency Contact form, and the Confidential Information and Invention Assignment Agreement and the Mutual Agreement to Arbitrate Employment Disputes.

      c. Your submission of appropriate documentation of your identity and authorization to work in the United States.

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      d. Your authorization for Ask Jeeves or an agent of the Company to conduct reference and background checks, the receipt of results of such checks to be satisfactory to Ask Jeeves, and verification of valid drivers' license if required for your job.

These conditions apply and must be satisfied even if you begin work before all conditions are met.

ACCEPTANCE OF AGREEMENT

If you choose to accept this Agreement, please sign and date this letter. Fax this signed document to 510-985-7510 attn: Glen Sunnergren and then forward the original documents to Glen Sunnergren, Human Resources, 5858 Horton St., Ste. 350, Emeryville, CA 94608 on your first day of work.

This letter Agreement amends, restates and supersedes that letter Agreement between the parties dated March 2, 2004.

I am very excited about you joining our team and we look forward to your contributions. If you have any further questions, please contact me at 510-985-7442.

Sincerely,

/s/ Glen Sunnergren

Glen Sunnergren
Vice President, Human Resources

Agreed to this _________ day of  April.

/s/ Jonas Steinman
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Jonas Steinman

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